EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE

Contact:	Melvin Melle, Chief Financial Officer (800)225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2007
Dallas, Texas, June 4, 2007 — The Hallwood Group Incorporated (“Hallwood Group”) (AMEX-HWG) today reported results for the first quarter ended March 31, 2007.
For the quarter, the net loss was $7.3 million, or $4.83 per share, compared to net income of $464,000, or $0.30 per share, in 2006, assuming dilution, on revenue of $28.3 million and $30.8 million, respectively.
Following is a comparison of results for the 2007 and 2006 quarters:
Operating Income (Loss). The operating income (loss) for the 2007 and 2006 quarters, primarily from textile products operations, was a loss of $585,000 and income of $1.3 million, respectively. The decline in revenue and operating income was primarily due to a decrease in military sales to $12.0 million in 2007 from $15.7 million in 2006.
Other Income (Loss). Other income (loss) consists of equity losses from its 25% minority investment in affiliated Hallwood Energy, L.P., interest expense, interest and other income.
Other income (loss) for the 2007 and 2006 quarters, was a loss of $10.5 million and $359,000, respectively. The equity loss was $10.5 million for the 2007 quarter, compared to a loss of $350,000 in 2006. The increased equity loss for the 2007 quarter was primarily due to a $31.7 million impairment of Hallwood Energy’s oil and gas properties. Interest expense was $226,000 and $117,000, in the 2007 and 2006 quarters, respectively. Interest and other income was $181,000 and $108,000 in the 2007 and 2006 quarters, respectively. The increase in other income was the result of a $73,000 gain on sale of a marketable security in the 2007 quarter.
Income Taxes. For the first quarter of 2007, the income tax benefit was $3.8 million, which included a $3.8 million non-cash deferred federal tax benefit and a $3,000 state tax benefit, compared to the first quarter of 2006 income tax expense of $483,000, which included $250,000 of non-cash deferred federal tax expense and $233,000 of state expense.
~ MORE ~

The following table sets forth selected financial information for the three months ended March 31, 2007 and 2006.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Revenue	$28,308	$30,775

Operating income (loss)	$(585)	$1,306
Other income (loss)	(10,536)	(359)

Income (loss) before income taxes	(11,121)	947
Income tax expense (benefit)	(3,797)	483

Net income (loss)	$(7,324)	$464

PER COMMON SHARE
BASIC:
Net income (loss)	$(4.83)	$0.31

Weighted average shares outstanding	1,517	1,511

ASSUMING DILUTION:
Net income (loss)	$(4.83)	$0.30

Weighted average shares outstanding	1,517	1,523

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
~ END ~